Exhibit 10.20

COMMERCIAL LEASE

THIS COMMERCIAL LEASE (hereinafter called “lease”) is made and entered into on the 1st day of September 2024 by and between:

1.	Awaysis Casamora Limited, a company duly incorporated under the Laws of Belize with registered office at 2 North Front Street, Belize City, Belize, of the one part (hereinafter called “Landlord”), and

2.	American Services and Technology LLC, a company duly incorporated under the Laws of Ohio, USA with registered office at 120 Mill Street, Suite 202, Gahanna, Ohio 43230, of the other part (hereinafter called “Tenant”).

WHEREAS, the Landlord is the legal and beneficial owner in possession of certain property and the Landlord agrees to lease a portion of this property, as defined herein (hereinafter called the “leased premises”) to the Tenant, and the Tenant agrees to accept the lease, on the terms and conditions set out in this lease.

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency whereof are hereby acknowledged, the parties agree as follows:

1. GRANT OF COMMERCIAL LEASE

1.1	Lease. The Landlord leases and the Tenant accepts a lease of commercial space, measuring the premises located at San Pedro Belize Block 7 Parcell 577 containing approximately 2500 square feet basement, 5,000 sq feet first floor, 5,000 sq feet second floor and a large terrace on the roof, together with all privileges, appurtenances and amenities thereto (hereinafter referred to as the “Premises” or “Demised Premises”) in the building having the street address of Coconut Drive, San Pedro, Belize (the “Building”) (said Building, together with the land on which it is located and all other improvements thereon.

1.2.	Purpose. The leased premises are to be used solely for the Tenant’s Medical School.

1.3.	Term. The term of this lease is for six (6) months from September 1, 2024 (hereinafter called “commencement date”) to March 1, 2025 (hereinafter called “termination date”), unless extended or terminated earlier in accordance with this lease.

1.4.	Renewal. This lease may be renewed by the written agreement of the parties. If the Tenant intends to renew this lease for an additional six (6) months, the Tenant is required to give notice of its intention to renew it at least two months prior to the termination date.

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2. RENT

2.1.	Rent Sum. The Tenant is to pay the Landlord rent of $13,000 USD per month payable in advance and payable on or before the 3rd day of each month.

2.2.	Payment for Utilities. The Tenant is to reimburse the sum of all utility bills per month, if applicable, due and payable at the same time and in the same manner as the rent as payment for water and electricity to the leased premises.

2.3.	First Month’s Rent. At the commencement of this lease the Tenant is to pay the second months’ rent of $13,000. The first month’s rent is to be abated. Should this lease of Tenant’s right to possess the Premises be terminated on account of an Event of Default, Abated Rent shall be automatically due and payable to Landlord without notice or demand of any kind and Landlord will be entitled to recover from Tenant (in addition to all other rights and remedies available to landlord) all abated rent.

2.4.	Security Deposit. At the commencement of this lease the Tenant is to pay in addition to the first and last month’s rent a security deposit of $13,000.00 USD. The security deposit is to be held by the Landlord and may be applied to make good any default on repairs or payment of rent or utilities or for any damage done to the leased premises by the Tenant or its officers, employees, agents, guests or customers or for any other reasonable use. If the Tenant has faithfully complied with all the terms of this lease and there is no default in the payment of any rent, utilities or other expenses and no damage to the leased premises then the Landlord is obligated to and will return the security deposit to the Tenant or any unused portion thereof at the determination of this lease.

2.5.	Payment Method. The Tenant is to pay rent and all other sums due under this lease in readily available in USD in the manner prescribed by the Landlord.

3. TENANT’S COVENANTS

3.1.	Payments. The Tenant is to pay rent and the payment for monthly utilities on time and in full in the manner prescribed by this lease.

3.2.	Compliance with Law. The Tenant is to operate its medical school business in full compliance with all applicable laws and regulations in force for the time being in Belize, including that the Tenant is to have in place all applicable licenses and to display, as required by Belize’s law.

3.3	Sanitary Conditions. The Tenant is to keep the leased premises clean and in a sanitary condition at all times, notwithstanding normal wear and tear.

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3.4.	Maintenance and Repairs. The Tenant is to keep the leased premises in a state of good order and repair, fair wear and tear excepted. The Tenant agrees that the Tenant is accepting this lease in an “as is” and “where is” condition and that the Tenant has carried out all necessary due diligence, inspections and other checks to satisfy any of the Tenant’s concerns prior to entering into this lease. Schedule A will detail the Landlord’s renovation obligations.

3.5.	Permitted Use. The Tenant is permitted to use the leased premises solely for the purposes of conducting its medical school business and for no other purpose.

3.6.	Prohibition. The Tenant is to ensure that its business and none of its officers, employees, agents, customers or guests cause a nuisance or annoyance or is otherwise disruptive at the leased premises or while on the Landlord’s property and the Tenant is not permitted to conduct or cause to be conducted any unlawful, illegal or tortious activity.

3.7.	Inspection. The Tenant is to permit the Landlord or its agent at all reasonable times to inspect the state and condition of the leased premises, provided always that prior notice of this inspection is given to the Tenant.

3.8.	Signage. The Tenant is not permitted to erect any signs outside without the prior written consent of the Landlord. The signage is subject to the Landlord’s approval.

Tenant shall maintain all signs installed by Tenant in good condition. The Tenant shall remove its signs at the termination of this lease, shall repair any resulting damage, and shall restore the Property to its condition existing prior to the installation of the Tenant’s signs.

3.9.	Willful or Negligent Damage. The Tenant is not do, or cause to be done, anything, including any omission, that results in damage to the leased premises or any buildings, structures, improvements, landscaping, grounds or like thing on the property of or belonging to the Landlord.

3.10.	Liability for Injury and Death. The Tenant is liable for any personal injury, death or damage or loss to property occurring on the leased premises or occurring in connection with the operation of the Tenant’s pharmacy business, and any such liability is to be the sole and absolute responsibility of the Tenant. The Tenant is to hold harmless and keep the Landlord (which term includes its officers, directors, managers, employees and agents) fully indemnified against all claims for such personal injury, death or damage or loss to property.

3.11.	No Assignment. This lease is personal to the Tenant and the Tenant is not to part of possess, either in whole or in part, and is prohibited from assigning its rights and obligations hereunder.

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3.12.	Surrender. The Tenant is to peaceably surrender the leased premises in good order and condition at the termination date or any earlier termination of the lease.

4. LANDLORD’S CONVENANTS

4.1.	Quiet Enjoyment. So long as the Tenant fully complies with the terms of this lease, including the payment of rent, the Landlord is to ensure that the Tenant peacefully and quietly holds and occupies the leased premises without any hindrance by the Landlord or any employee or agent of the Landlord.

4.2.	This Section is Intentionally Left Blank,

4.3.	Building Maintenance. To keep and maintain the building and permanent fixtures in a state of good repair and safety.

5. TERMINATION

5.1.	Forfeiture for Tenant’s breach. If the Tenant is in breach of this lease, including for failure to pay rent in full and on time or for failure to comply with any other term of this lease, the Landlord is entitled to terminate this lease upon the giving of thirty days notice and to re-enter the leased premises and to take possession thereof and upon such re-entry this lease will be absolutely determined and ended.

5.2.	Termination by Notice. Notwithstanding anything contained in this lease, either the Landlord or the Tenant may terminate this agreement for no reason or for any reason upon the giving of 45 days written notice of termination to the other party and at the expiration of the 45 days this lease will be absolutely determined and ended.

6. NOTICES

6.1.	Form of Notice. Any notice provided for under this lease is to be in writing, which includes that it may be in electronic form.

6.2.	Delivery. Any notice provided for under this lease is deemed sufficiently sent and served if given if left at the Landlord’s premises, in the case of a notice to be given to the Landlord, or at the leased premises, in the case of a notice to be given to the Tenant, or if sent by email to an usual email address of the parties and addressed or sent to the authorized or appropriate manager or representative of the party.

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7. FURTHER REQUIREMENTS AND LIABILITIES

7.1.	Registration. The Tenant is solely responsible for the registration, if any, of this lease, including to bear the costs for the preparation and recording of the form of lease acceptable by any registering entity and the payment of any stamp duty and recording fee, and the Landlord is to cooperate with the preparation, signing and filing of any form of this lease to be registered.

7.2.	Taxes. The Tenant is solely responsible for the payment of any taxes in Belize occasioned as a result of this Lease.

7.3.	No Liability for Damage. Under no circumstances whatsoever is the Landlord responsible for or liable for the Tenant’s losses or damage, including personal injuries, loss or damage to property or damage or injury to the good will or business or reputation of the Tenant due to any act or omission of the Landlord, including

7.4.	the Landlord’s officers, shareholders, directors, employees and agents, including for any causes of action such as negligence or any other tortious conduct or if the leased premises of any property of the Tenant contained therein is damaged or destroyed by fire or theft or any other peril whatsoever and the Tenant assumes all risks by accepting this lease.

8. GENERAL TERMS

8.1.	Severance. If any clause of this lease is held to be invalid or unenforceable then that clause is to be severed and the remaining clauses of this lease are to continue in full force and effect.

8.2.	Governing Law and Jurisdiction. This lease is governed by the laws of Belize and any court of appropriate jurisdiction in San Pedro Belize shall have exclusive jurisdiction.

8.3.	Principal to Principal. The parties are trading as principal to principal and no agency, partnership or employment relationship is created by this lease.

8.4.	Amendment. This lease may be amended in writing by the parties.

8.5.	Assignment. The Tenant is not permitted to assign or sublet or part with possession of the lease premises or any portion thereof

8.6.	Waiver. The non-insistence of full performance of any term of this lease does not constitute a waiver of that term or any other term or absolve any party of full performance of this lease.

8.7.	Entire agreement. This lease contains the entire agreement of the parties and no representations or warranties, or other agreements or promises are binding on the parties except as is set out in this lease.

8.8.	Full powers. The parties confirm that each of the parties have full powers to sign this agreement and to be bound by the terms contained in this agreement.

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SCHEDULE A

This schedule contains the renovations as agreed to be completed by Landlord.

1.	Clean and paint the interior of the building white.
2.	Install rails on all balconies and stairs.
3.	Tile or Paint flooring on first floor.
4.	Tile or Paint flooring on second floor.
5.	Clean tiles on basement
6.	Remove all shelving in Basement
7.	All bathrooms existing will be made functional
8.	Install drop ceiling or paint ceiling on first floor
9.	Install drop ceiling or paint ceiling on second floor.
10.	Install AC units or repair existing units in building

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IN WITNESS WHEREOF THE PARTIES HAVE SET THEIR HANDS AND SEALS THE DAY AND YEAR FIRST ABOVE WRITTEN

Awaysis Casamora Limited

/s/ Andrew Trumbach
Andrew Trumbach
Co-CEO

American Services and Technology LLC

/s/ Malik Soudah
Malik Soudah
Authorized Member